Exhibit 77.B)



  Vintage Mutual Funds, Inc.
  N-SAR Letter for the Year Ended March 31, 2005



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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of Vintage Mutual Funds, Inc.:

In planning and performing our audits of the financial statements of Vintage Mutual Funds, Inc. (including Vintage Balanced Fund, Vintage Bond Fund, Vintage Equity Fund, Vintage Growth Fund, Vintage Limited Term Bond Fund, Vintage Municipal Bond Fund, Government Assets Fund, Institutional Money Market Fund, Institutional Reserves Fund, Liquid Assets Fund, and Municipal Assets Fund) (the "Funds") for the year ended March 31, 2005 (on which we have issued our report dated May 19, 2005), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Company's internal control.

The management of the Funds are responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2005.

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This report is intended solely for the information and use of the Funds'
management, the Board of Directors and Shareholders of Vintage Mutual Funds, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

May 19, 2005